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                                                                  EXHIBIT (A)(4)

                                 SEPRACOR INC.
                        FORM OF PROMISE TO GRANT OPTIONS

          PURSUANT TO THE OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS
                              DATED JUNE 17, 2002

To: Participants in the Sepracor Inc. Stock Option Exchange Offer

    In exchange for your surrender of certain outstanding stock options, Sepracor Inc. promises to grant to you a new stock option or options, as applicable, exercisable for shares of its common stock. Under the terms of the Offer to Exchange Outstanding Stock Options dated June 17, 2002, you will receive a new option to purchase one share of common stock for each share of common stock that was issuable upon exercise of a surrendered option. Each new option will vest, in accordance with its previous vesting schedule, subject to your continued employment with Sepracor Inc. The new options will be granted on January 20, 2003. The exercise price of each new option will be the closing price of our common stock as reported on The Nasdaq National Market on the date of grant of the new options. Each new option will be subject to the terms and conditions of the 1997 Stock Option Plan, the 2000 Stock Incentive Plan, as amended, or the 2002 Stock Incentive Plan, as the case may be, and applicable form of stock option agreement.

    This promise to grant stock options to you does not constitute a guarantee of employment with us for any period. Your employment with us remains "at will" and can be terminated by either you or us at any time, with or without cause or notice. If you voluntarily terminate your employment with us, or if we terminate your employment for any reason, before the grant of the new options, you will lose all rights to receive any new options and your surrendered options will not be returned to you.

    Notwithstanding the foregoing, you may not be granted new stock options if Sepracor enters into a merger or other similar transaction in which there is a change in control of Sepracor prior to the grant of new options.

    This promise is subject to all of the terms and conditions of the document entitled Offer to Exchange Outstanding Stock Options dated June 17, 2002, and the Election Form previously completed and submitted by you, both of which are incorporated herein by reference. The documents described herein reflect the entire agreement between you and Sepracor Inc. with respect to this transaction.

                                          SEPRACOR INC.

                                          [Name]
                                          [Title]

Date: _____________, 2002

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